NEUBERGER & BERMAN MANAGEMENT
                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE A



SERIES                                       Date Added to Agreement


AMT Growth Investments                            May 1, 1995

AMT Partners Investments                          May 1, 1995

AMT Balanced Investments                          May 1, 1995

AMT Government Income Investments                 May 1, 1995

AMT Limited Maturity Bond Investments             May 1, 1995

AMT Liquid Asset Investments                      May 1, 1995

AMT International Investments                     May 1, 1997

AMT Guardian Investments                          October 15, 1997

AMT Mid-Cap Growth Investments                    October 15, 1997




Dated:  October 15, 1997